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                                                                    Exhibit 99.1


                                  NEWS RELEASE


                                    BAYCORP
                                 HOLDINGS, LTD.
                51 DOW HIGHWAY, SUITE 7 O ELIOT, MAINE 03903-2037
                    PHONE (207) 451-9573 O FAX (207) 451-9583


                BAYCORP ANNOUNCES AGREEMENT FOR SALE OF SEABROOK


         April 15, 2002 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today that BayCorp and the other selling owners have reached an agreement with FPL Group, Inc. ("FPL Group") for the sale of approximately 88% of the Seabrook Nuclear Power Plant ("Seabrook"). Under the terms of the purchase and sale agreement and BayCorp's agreement with Northeast Utilities, BayCorp expects to receive approximately $117 million for its 15% ownership interest in the Seabrook plant, nuclear fuel and inventory. This amount assumes a December 31, 2002 closing and is based upon expected balances for nuclear fuel and inventory and other purchase price adjustments. This amount is also net of any top-off amount required to fund BayCorp's share of the Seabrook decommissioning liability. Under the terms of the agreement with FPL Group, BayCorp and the other selling owners are required to top-off the decommissioning trust fund to ensure that the decommissioning fund balance is sufficient to satisfy the requirements of the New Hampshire Nuclear Decommissioning Financing Committee at the time of closing. The decommissioning top off and the amount received for nuclear fuel and inventory are subject to adjustment to reflect actual values at the time of closing.

         As part of the sale, BayCorp will transfer to FPL Group nearly all of its liabilities associated with Seabrook, including the decommissioning liability, and retain all of its cash and other assets in addition to the proceeds from the auction. The sale is subject to BayCorp shareholder approval and various regulatory approvals, including the New Hampshire Public Utilities Commission, the Connecticut Department of Public Utility Control, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. BayCorp expects the closing to occur around the end of 2002.

         Commenting on the sale to FPL Group, Frank Getman, BayCorp's President and CEO, stated, "This transaction represents the culmination of our efforts to maximize the value for shareholders of our minority non-operating position in the Seabrook nuclear plant. We are pleased to be able to realize significant cash value while simultaneously shedding the Company of virtually all residual liability associated with Seabrook." Regarding future plans for BayCorp, Getman added, "We are continuing to


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Page 2 of 2                                               BAYCORP HOLDINGS, LTD.


look for attractive energy-related opportunities, but if no such opportunities can be identified, we will distribute cash to shareholders in the most tax-efficient manner possible. The Board will make a final decision later this year and we will communicate to shareholders as soon as that decision has been made."

ABOUT BAYCORP
           BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp's wholly owned subsidiaries, Great Bay and Little Bay, are electric generating companies whose principal assets total an approximate 15% joint ownership in the Seabrook Nuclear Power Plant in Seabrook, New Hampshire. HoustonStreet, Inc., an equity investment of BayCorp, operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange.

         THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING THE COMPLETION OF THE SALES PROCESS, EXPECTED PROCEEDS AND SALE CLOSING DATE. NUMEROUS FACTORS COULD CAUSE THE SALES PROCESS AND THE RESULTS OF BAYCORP TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY AFFECT FUTURE RESULTS INCLUDE RECEIPT OF SHAREHOLDER AND REGULATORY APPROVALS AND OTHER CLOSING CONDITIONS, PLANT PERFORMANCE, PURCHASE PRICE ADJUSTMENTS, DECOMMISSIONING FUNDING ORDERS AND DECOMMISSIONING FUND INVESTMENT RESULTS. PLEASE REVIEW REPORTS FILED BY BAYCORP WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD AFFECT THE COMPANY'S BUSINESS.

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